EXHIBIT 10.1

"* * * * * * * * * * * * * " DENOTES MATERIAL THAT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

May 30, 2006

Dear Avi:

Reference is made to the amended and restated employment agreement between you and Marvel Entertainment, Inc. (the “Company”) dated as of May 17, 2005 (the “Employment Agreement”) and to the Master License, as defined in Section 12 of the Employment Agreement. All capitalized terms used in this letter but not defined here shall have the same meanings here as in the Employment Agreement.

You have informed the Company that you wish to resign from your various positions with the Company (other than as set forth below) as of December 31, 2006 (the “Termination Date”), which is also the last date of the term of the Employment Agreement and to change your position with the Company as of May 31, 2006 (the “Effective Date”).

You and the Company now hereby agree to amend the Employment Agreement and the Master License as follows:

1.

Your obligation to devote your exclusive and full-time services to the Company (subject to the permitted activities related to Productions and Associates set forth in Section 1.1 of the Employment Agreement) shall cease on the Effective Date. On the Effective Date, you will cease to serve as Chairman or Chief Executive Officer of Marvel Studios, Inc. and as an officer of the Company but you will serve the Company as Creative Advisor until the Termination Date. As Creative Advisor, you will continue to assist the Company, at its reasonable request and direction, in public relations efforts relating to its Marvel Studios operations and in maintaining and expanding its relationships with licensees, major retailers and studios. The provisions of this paragraph function as an amendment to Section 1.1 of the Employment Agreement.

2.

You will continue, through the Termination Date, to receive your Base Salary. In addition, you will be eligible to receive a Company Performance Bonus, Annual Producer Fee Bonus and Net Sales Bonus for 2006 as if you were employed by the Company through the respective payment dates of those bonuses (i.e., you will receive those bonuses for the full 2006 period, and the bonuses will be paid in early 2007 or earlier, as applicable) and an Annual Producer Fee Bonus for 2007 in respect of either Ghost Rider or Spider-Man 3 (not both), if one of those movies achieves the box-office receipt targets set forth in the Award Letter.

3.	(a)	From and after the Termination Date, you will serve as a consultant at the direction of the Company as a Company liaison with Sony Pictures in connection with the production of Spider-Man 3 and Spider-Man 4 (if the latter movie is produced) and the Company will instruct Sony to designate you as an executive producer of those motion pictures. With respect to Spider-Man 4, you shall be entitled to whatever additional compensation may be separately agreed to you between you and Sony or its affiliates for your service as executive producer.

(b)

From and after the Termination Date, you will serve as producer of the Company’s self-produced Iron Man and Hulk live-action movies. The Company will have controls over the Iron Man and Hulk movies not less favorable to the Company than the customary controls of a major studio over films with similar budgets. Your producer agreement will provide for a producer fee of * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * for your services as producer on each of Iron Man and Hulk, and that agreement will provide for you to have customary first-negotiation rights to serve as producer of any sequels of Iron Man and Hulk that are produced by the Company. The * * * * * * producer fee shall be payable as follows: 20% during pre-production, 60% over the course of principal photography, 10% over the course of scheduled post-production and 10% on delivery and acceptance of the completed film. Your producer agreement will provide for a fee, in the event that the Company ends your service as producer prior to greenlighting the film in question, of * * * * * * * * * * * * * * * * (for example, if your services are terminated on both films prior to the greenlighting of either film, your total fee for the two films will be * * * * * * * ); and, in the event of the Company ending your service as producer on either film, the non-compete obligations in Section 5 of this letter and under the Employment Agreement shall immediately terminate. Although it is contemplated that you and the Company will enter into a more detailed producer agreement consistent with the terms of this paragraph, and you and the Company agree to negotiate in good faith to prepare such an agreement, you and the Company agree that, in the absence of such an agreement, this paragraph shall constitute a binding agreement of the parties on the terms set forth herein for you to act as producer of the Company’s self-produced Iron Man and Hulk live-action movies. For the avoidance of doubt, your service as a producer under this Section 3 shall constitute “service to the Company” under Section 6.3 of the Stock Option Agreement dated as of May 4, 2004 between you and the Company and, so long as you are providing that service, your “employment with or service to the Company” shall not be deemed to have been terminated and therefore the options granted under that agreement will continue to vest.

4.	You will have continued use of your current office and current assistant through the Termination Date. Thereafter, through the period in which you serve as producer under Section 3(b) above, the Company will provide you with use of an office.

5.

(a)  Section 5.2 of the Employment Agreement (the “non-compete” section) shall be unchanged through December 31, 2006 except that a new clause “C” shall be added within clause “(iii)” of Section 5.2(b) (“Restricted Activities”) so that clause “(iii)” reads in its entirety as follows:

(iii) services on Media Activities, internet entertainment or video games, if those Media Activities, entertainment or games are based on (A) comic book characters of the action-adventure type (i.e., not characters such as those in the Archie Comics), (B) characters described in (y) above or (C) other fantasy-based (not reality-based) action-adventure characters, but this clause “(C)” shall apply only if the Media Activity, entertainment or game is targeted at males aged 16 to 30. By way of example only, movies of the following types would not be restricted: Shrek, Winnie the Pooh, Over the Hedge, War of the Worlds, Minority Report, Finding Nemo, Cars, The Day After Tomorrow, James Bond, Alexander or Frankenstein, but movies of the following types would be restricted: Lord of the Rings, Star Wars, Conan the Barbarian, and I Robot.

(b)	Section 5.2 of the Employment Agreement (the “non-compete” section) is hereby amended, effective January 1, 2007, to read in its entirety as follows:

5.2 The Executive agrees that, through the completion of post-production of the Company’s self-produced Iron Man and Hulk live-action movies (but no later than through June 30, 2008, even if post-production on either or both of those movies has not yet been completed), he shall not, directly or indirectly, render any services on or in connection with (A) any motion picture based on (i) comic book characters of the action-adventure type (i.e., not characters such as those in the Archie Comics), (ii) fictional characters with superhuman abilities (e.g. Super Heroes) that would be considered part of the fantasy, science fiction or action-adventure genre or (iii) other fantasy-based (not reality-based) action characters, but this clause “(iii)” shall apply only if where the motion picture is targeted at males aged 16 to 30 or (B) media activities (e.g., video games) based on motion pictures of the type described in clause “A” of this sentence. By way of example only, movies of the following types would not be restricted: Shrek, Winnie the Pooh, Over the Hedge, War of the Worlds, Minority Report, Finding Nemo, Cars, The Day After Tomorrow, James Bond, Alexander or Frankenstein, but movies of the following types would be restricted: Lord of the Rings, Star Wars, Conan the Barbarian, and I Robot. For example, this section would bar the Executive from working on a video game or other media activity based on a Batman movie but not from working on a video game based on a TV series or from working on a Frankenstein movie.

You acknowledge and agree that, so long as you are providing services in accordance with Paragraph 3(b) hereof, you will have access to various items of confidential information, proprietary concepts and properties and trade secrets of the Company, and that any services provided by you to any competing company in violation of this Section 5 and of Section 5.2 of the Employment Agreement, as amended by this letter, would inevitably result in the unauthorized disclosure of such confidential information, proprietary concepts and properties and trade secrets of the Company, and that the restrictions of this Section 5 and of Section 5.2 of the Employment Agreement, as amended by this letter, are necessary to protect the Company against such unauthorized disclosure.

6.

Section 5.8 of the Employment Agreement (concerning restrictions on your soliciting employees of the Company other than your immediate family) shall not apply to your personal assistant or to Ari Arad or as may otherwise be agreed between you and the Company.

7.	Your rights to indemnification under the Company’s by-laws and the Employment Agreement will continue in accordance with the terms of those documents.

8.	The Master License is hereby amended to be a perpetual, royalty-free license.

9.

You hereby resign, as of the Effective Date, from your position as an officer of the Company and from your position as a director of the Company and from all positions as an officer or director of any of the Company’s subsidiary companies.

10.

A press release and public statement concerning the matters addressed in this letter will be mutually agreed upon by you and the Company and shall be substantially in the form attached as Exhibit A hereto. No public statement or release of information made or encouraged by you or the Company shall be inconsistent with the press release as mutually agreed to (or, as applicable, as attached). Nothing herein, however, shall prohibit the Company from making such disclosures as are required of it under federal securities laws and regulations.

11.

You shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. The Company shall cause its senior executives and directors not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame your reputation, and the Company shall not take any such action on its own behalf. Notwithstanding the foregoing, nothing in herein shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law, regulation or stock-exchange rule.

12.	(a)

This letter shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

(b)

The Employment Agreement and the Master License, as amended by this letter, and the Award Letter set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. Except as expressly changed by this letter, the Employment Agreement and Master License remain in full force in accordance with their terms.

(c)

The Employment Agreement and the Master License as amended by this letter, and this letter itself, may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants thereof or hereof may be waived, only by a written instrument manually executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in the Employment Agreement, the Master License or this letter, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in the Employment Agreement, the Master License or this letter.

(d)

This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

If the foregoing accurately reflects your understanding of our agreement, please so indicate by signing below.

Very truly yours,

MARVEL ENTERTAINMENT, INC.

By: /s/ John Turitzin

_____________________
John Turitzin
Executive Vice President

Accepted and Agreed:

/s/ Avi Arad

____________________________

Avi Arad